Exhibit 99.1

U.S. Energy Corp. Announces First Quarter Financial and Operating Results

HOUSTON, TX – May 12, 2022 — U.S. Energy Corp. (NASDAQCM: USEG) (“We”, “U.S. Energy” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2022.

Quarterly Highlights and Recent Developments

●	Oil and gas revenues of $8.9 million, an increase of 633% from the comparable period of 2021.

●	Production of 120,712 barrels of oil equivalent (“BOE”), or daily production of 1,341 BOE per day (“BOEPD”), an increase of 366% from the comparable period of 2021.

●	Adjusted EBITDA[1] of $4.1 million.

●	Closed transformational and highly accretive acquisition of operated, oil-weighted assets from multiple parties on January 5, 2022.

●	Advanced ESG initiatives, including the implementation of gas gathering systems to continue reducing the Company’s environmental footprint as well as the initiation of a proactive plugging and abandonment program on targeted assets.

Management Comments

“The first quarter of 2022 represented the achievement of numerous milestones for U.S. Energy as we continue to build on the success realized in 2021,” said Ryan Smith, U.S. Energy’s Chief Executive Officer. “U.S. Energy began the quarter focused on the integration of our transformational acquisitions and we delivered strong results which reflect the success of our consolidation strategy and ability to acquire and develop producing assets. Our strong balance sheet and significant cash flow generation also allowed U.S. Energy to introduce a formalized shareholder returns plan, resulting in the initiation of a sustainable dividend that is planned to continue going forward. As we progress through 2022, U.S. Energy is committed to furthering its track record of accretive growth, disciplined capital allocation, and upside realization from acquired assets to continue driving meaningful shareholder value.”

First Quarter 2022 Production Update

For the three months ended March 31, 2022, we produced 120,712 BOE, or an average of 1,341 BOEPD, as compared to 25,905 BOE or 288 BOEPD during the comparable period in 2021. U.S. Energy’s production growth has primarily been driven by the integration of operated assets acquired in January 2022 and the Company’s efforts in optimizing legacy production operations.

	1st Quarter 2022	1st Quarter 2021
Sales Volume (Total)
Oil (Bbls)	90,821	21,872
Gas and liquids (Mcfe)	179,343	24,195
Sales volumes (Boe)	120,712	25,905

Average Daily Production (Boe/d)	1,341	288

Average Sales Prices
Oil (Bbl)	$86.25	$51.74
Gas and liquids (Mcfe)	$5.79	$3.27
Barrel of Oil Equivalent	$73.50	$46.74

Estimated Proved Reserves at April 1, 2022 at SEC Pricing

As shown in the table below, the Company’s estimated proved reserves at April 1, 2022, which were prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines by an independent petroleum engineering firm, were approximately 6,800 Mboe with a present value of estimated future net revenues before income taxes, discounted at 10% (“PV-10”) of $131.0 million at April 1, 2022 using current SEC pricing of $75.24 oil and $4.09 natural gas.

As of 4/1/2022 SEC Pricing (1)
Proved Developed Oil Reserves (“PDP”) (MBbls)	4,750
Proved Developed Non-Producing Oil Reserves (“PDNP”) (MBbls)	600
Total Proved Oil Reserves (MBbls)	5,350

Proved Developed Gas Reserves (MMcf)	9,123
Proved Developed Non-Producing Gas Reserves (MMcf)	50
Total Proved Gas Reserves (MMcf)	9,173

Total Proved Reserves (Mboe)	6,880

PDP Reserves PV-10 (000’s)	$110,608
PDNP Reserves PV-10 (000’s)	$20,388
Total PDP and PDNP Reserves PV-10 (000’s)	$130,996

11q2022 SEC pricing of $75.24 oil and $4.09 natural gas

First Quarter Ended March 31, 2022 Financial Results

Revenues from sales of oil and natural gas during the first quarter of 2022 were $8.9 million compared to $1.2 million during the comparable period of 2021. The change in revenue was primarily attributable to an increase in oil production volumes from the properties acquired in January 2022 and an improvement in realized commodity prices. Revenue from oil production represented 88% of our revenue during the quarter.

During the first quarter of 2022, we realized an average oil sales price of $86.25 per Bbl and an average gas and liquids sales price of $5.79 per Mcfe for an overall average sales price of $73.50 per BOE compared to an average oil sales price of $51.74 per Bbl and an average gas and liquids sales price of $3.27 per Mcfe for an average sales price of $46.74 BOE during the comparable period of 2021.

During the quarter, we incurred approximately $3.3 million in capital expenditures. This amount primarily consisted of the Company’s efforts in returning to production wells acquired in recent transactions, the participation in newly drilled non-operated well development, and the acquisition of producing properties during the quarter.

Lease operating expenses during the first quarter of 2022 were $2.7 million compared to $0.6 million during the comparable period of 2021. The increase in lease operating expenses was due to increased activity as the result of the properties acquired in January 2022.

General and administrative (“G&A”) cash expenses totaled $1.4 million during the first quarter of 2022, primarily related to increased employee headcount following the Company’s January 2022 transaction. Non-cash stock-based compensation totaled $1.5 million for the quarter.

Net loss was $3.4 million and Adjusted EBITDA was $4.1 million for the first quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure and is reconciled to GAAP below.

First Quarter Ended March 31, 2022 M&A and Subsequent Activity

On January 5, 2022, U.S. Energy closed its previously announced acquisition representing a diversified portfolio of operated, oil-weighted assets located across the Rockies, West Texas, Eagle Ford, and Mid Continent. The total transaction consideration, including assumption of liabilities and transaction costs, was $88.7 million with an effective date of January 1, 2022.

On April 5, 2022, the Company sold certain properties in Osage County, Oklahoma. Proceeds from the sale of the properties were $1.4 million with an effective date of March 1, 2022.

On May 3, 2022, the Company acquired operated oil and gas producing properties in Liberty County, Texas, adjacent to its existing assets in the area, for $1.0 million in an all-cash transaction. The effective date of the transaction is April 1, 2022. The producing, oil-weighted assets include the Panther City Pipeline and associated gas gathering infrastructure.

Dividend Initiation

Consistent with U.S. Energy’s stated strategy of meaningful capital returns to shareholders, on March 28, 2022, the Company’s board of directors declared a $0.0225 per share dividend for shareholders of record as of April 15, 2022. The dividend was paid by U.S. Energy on May 2, 2022. Subject to board approval, U.S. Energy intends to pay a quarterly dividend on a continuing basis.

Current Liquidity Position

On March 31, 2022, the Company had approximately $1.5 million in cash, $3.5 million in outstanding debt, and $11.5 million available under its current credit facility borrowing base.

About U.S. Energy Corp.

We are a growth company focused on consolidating high-quality producing assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to ESG stewardship and being a leader in reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the recently acquired assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; drilling, completions, workovers and other activities and the anticipated costs and results of such activities; the Company’s anticipated operational results for 2022 including, but not limited to, estimated or anticipated production levels, capital expenditures and drilling plans; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; anticipated future production and revenue; drilling plans including the timing of drilling, commissioning, and startup and the impact of delays thereon; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. These reports and filings are available at www.sec.gov. Without limitation of the foregoing, future dividend payments, if any, and the level thereof, are uncertain, as the Company’s dividend policy and the funds available for the payment of dividends from time to time is dependent upon, among other things, free cash flow financial requirements for the Company’s operations and the execution of its growth strategy, fluctuations in working capital and the timing and amount of capital expenditures, debt service requirements and other factors beyond the Company’s control. Further, the ability of the Company to pay dividends will be subject to applicable laws (including the satisfaction of the solvency test contained in applicable corporate legislation) and contractual restrictions contained in the instruments governing its indebtedness.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Reserve Information

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact the Company’s strategy and change the schedule of any further production and development drilling. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered and/or as disclosed herein. The reserve information in this press release, including standardized measure and PV-10 are preliminary estimates that have not yet been audited or reviewed and are subject to material revision. These are estimates that should not be regarded as a representation. Investors should not place undue reliance on these estimates. The reserves and PV-10 estimates discussed herein are based on an internal reserves report prepared on April 1, 2022, with estimated valuation information based on SEC pricing as of April 1, 2022 of $75.24 oil and $4.09 natural gas.

Financial Statement Presentation and Reconciliation

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash and equivalents	$1,447	$4,422
Oil and natural gas sales receivable	4,270	933
Marketable equity securities	272	191
Prepaid and other current assets	771	179
Real estate assets held for sale, net of selling costs	250	250

Total current assets	7,010	5,975

Oil and natural gas properties under full cost method:
Unevaluated properties	1,584	1,588
Evaluated properties	183,495	95,088
Less accumulated depreciation, depletion, amortization and impairment	(89,841)	(88,195)

Net oil and natural gas properties	95,238	8,481

Pending acquisition	-	2,767
Cash calls	1,456	-
Property and equipment, net	488	188
Right-of-use asset	95	120
Deferred tax asset	228	-
Other assets	503	132

Total assets	$105,018	$17,663

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,913	$1,447
Accrued compensation and benefits	173	1,162
Commodity derivative liability-current	6,478	-
Asset retirement obligations-current	1,352	-
Premium finance note	535	-
Warrant liability	-	19
Current lease obligation	104	114

Total current liabilities	13,555	2,742

Credit facility	3,500	-
Commodity derivative liability-noncurrent	1,867	-
Asset retirement obligations- noncurrent	9,938	1,461
Other long-term liabilities	7	25

Total liabilities	28,867	4,228

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value; unlimited shares authorized; 24,923,812 and 4,676,301 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	249	47
Additional paid-in capital	215,174	149,276
Accumulated deficit	(139,272)	(135,888)

Total shareholders’ equity	76,151	13,435

Total liabilities and shareholders’ equity	$105,018	$17,663

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(In thousands, except share and per share amounts)

	2022	2021

Revenue:
Oil	$7,833	$1,132
Natural gas and liquids	1,039	79

Total revenue	8,872	1,211

Operating expenses:
Lease operating expense	2,735	568
Production taxes	572	79
Depreciation, depletion, accretion and amortization	1,886	119
General and administrative expenses	2,946	734

Total operating expenses	8,139	1,500

Operating income (loss)	733	(289)

Other non-operating income (expense):
Commodity derivative (loss) gain	(6,837)	107
Marketable equity securities gain	81	50
Warrant revaluation loss	-	(20)
Rental property gain, net	-	17
Other income	-	25
Interest expense, net	(50)	(52)
Total other (expense) income	(6,806)	127

Net loss before income taxes	(6,073)	(162)
Income tax benefit	2,689	-
Net loss	$(3,384)	$(162)

Basic and diluted weighted average shares outstanding	23,717,240	3,923,730
Basic and diluted net loss per share	$(0.14)	$(0.04)

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021

(in thousands)

	2022	2021

Cash flows from operating activities:
Net loss	$(3,384)	$(162)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, accretion, and amortization	1,886	119
Deferred income taxes	(2,689)	-
Unrealized loss (gain) on commodity derivatives	5,193	(109)
Loss (gain) on marketable equity securities	(81)	(50)
Amortization of debt issuance costs	10	-
Loss on warrant revaluation	-	20
Loss on related party debt conversion and settlement of legal costs	-	76
Stock-based compensation	1,500	79
Right of use asset amortization	24	20
Changes in operating assets and liabilities:
Decrease (increase) in:
Oil and natural gas sales receivable	(3,337)	(47)
Other assets	(212)	(35)
Increase (decrease) in:
Accounts payable and accrued liabilities	2,594	(227)
Accrued compensation and benefits	(990)	(206)
Payments on operating lease liability	(27)	(14)

Net cash provided by (used in) operating activities	487	(536)

Cash flows from investing activities:
Acquisition of properties	(783)	-
Oil and natural gas capital expenditures	(855)	(376)
Expenditures for cash calls	(1,456)	-
Property and equipment expenditures	(159)	-
Proceeds from sale of oil and gas properties	-	30
Payment received on note receivable	-	20

Net cash used in investing activities	(3,253)	(326)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	-	5,283
Borrowings on credit facility, net	3,828	-
Repayment of debt	(3,847)	-
Repayments of insurance premium finance note payable	(78)	-
Exercise of warrant	195	-
Shares withheld to settle tax withholding obligations for restricted stock awards	(307)	(39)

Net cash (used in) provided by financing activities	(209)	5,244

Net (decrease) increase in cash and equivalents	(2,975)	4,382

Cash and equivalents, beginning of period	4,422	2,854

Cash and equivalents, end of period	$1,447	$7,236

1Adjusted EBITDA Reconciliation

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, share-based compensation, and changes in the value held on marketable securities. Company management believes this presentation is relevant and useful because it helps investors understand U.S. Energy’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of these measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

Three months ended March 31, 2022
(in thousands)

Net Income (loss)	$(3,384)
Depreciation, depletion, accretion and amortization	1,886
Unrealized loss (gain) on commodity derivatives	5,193
Interest expense, net	50
Deferred income taxes	(2,689)
Non-cash stock based compensation	1,500
Transaction related expenses	406
Transaction related acquired realized derivative loss	1,220
Loss (gain) on marketable securities	(81)
Adjusted EBITDA	4,101

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com